**L&L INTERNATIONAL HOLDINGS, INC.**
130 ANDOVER PARK EAST, SUITE 101, SEATTLE, WA 98188
Phone: (206) 264-8065 Fax: (206) 264-7971 www.lnl.international.com

4-6)

November 17, 2009

**PERSONALLY &**
**VIA FIRST CLASS MAIL**

Jung Mei "Rosemary" Wang, CPA
28 N First Street, Suite #900
San Jose, CA 95113

**RE: Employment terms**

Dear Rosemary:

We are pleased to offer you the position as Acting "Chief Financial Officer" ("CFO") for L&L International Holdings, Inc., a US public listed company at OTC-BB, with symbol "LLFH" ("L&L" or the "Company"). This position will become effective upon your acceptance of the terms below.

**TERMS OF EMPLOYMENT**

**1. Term.** The position is "at-will" and will continue until either party terminates in writing.

**2. Position and Duties.** The Acting CFO position is as an officer of the Company. The SEC has defined roles of the Acting CFO in its regulations including internal control procedures. The Company expects you to familiarize yourself with these roles and maintain your compliance with those regulations. Generally, the Acting CFO will have these primary duties:

1. Controllership duties - These make up the backward looking part of the Acting CFO's job. Controllership duties hold the Acting CFO responsible for presenting and reporting accurate and timely historical financial information of the Company. Every stakeholder in the company - including shareholders, analysts, creditors, employees and other members of management - relies on the accuracy and timeliness of this information. It is imperative that the information reported by the Acting CFO is accurate, because many decisions are based on it.
2. Treasury duties – The Acting CFO is also responsible for the company's present financial condition, so the Acting CFO must decide how to invest the company's money, taking into consideration risk and liquidity. In addition, the Acting CFO oversees the capital structure of the company, determining the best mix of debt, equity and internal financing. Addressing the issues surrounding capital structure is one of the most important duties of the Acting CFO.
3. Economic strategy and forecasting - Not only is the Acting CFO responsible for a company's past and present financial situation, the Acting CFO is also an integral part of a company's financial future. The Acting CFO must be able to identify and report what areas of a company are most efficient and how the company can capitalize on this

areas of a company are most efficient and how the company can capitalize on this information. This aspect of an Acting CFO's duties also includes economic forecasting and modeling.

In your initial offer, L&L had specific duties for your position. Most of these duties fit under the three general categorizations above but have been incorporated here for quick reference:

- To assist and monitor L&L annual Form 10-K filings with the SEC which includes 1) to utilize your GAAP knowledge and tax expertise to perform and due diligence review on the draft filing materials, 2) discussion with the Company's CEO, and coordinate with China Managers on your suggestions on how to solve potential accounting issues to ensure material financial matters are addressed timely for a timely SEC filing to meet the SEC deadlines; and 3) participation in all GAAP related analysis and discuss with outside auditors to ensure material events are covered in the filing, and internal controls are in place.
- To help prepare, guide staff to review a 3-year future financial forecasts, and financial budgets with sound assumptions, meet reporting, required by the Wall Street, and capital markets, or regulatory bodies (such as NYSE-Amex and the SEC), in which LLFH is traded or is about to be traded or otherwise listed.
- To coordinate the activities of outside advisors, auditors, underwriters and brokers, the banks.
- To alert CEO regarding any possible internal control weakness, lack of compliance, staff performance deficiency, lack of loyalty, and problems whether actual or potential concerning the Company financial systems, the financial operations, the financing plans, the accounting, the audits, the budgets and any other matter of a financial nature or which could or does have a financial implication.
- To ensure the integrity of the Company's computer system, communication systems between China subsidiaries and the US head office, documentations standards to make suggestions on how to improve the system integrity and efficiency.
- To initiate activities, whether financial or other, to improve the Company organizational structure, and efficiency, including promoting existing staff, and hiring additional staff to meet the Company growth objective.

You may staff your position as you see fit, with an approved budget.

**3. Manager.** The acting-CFO reports directly to the Company CEO, Dickson V. Lee, CPA.

**4. Outside Business Activities.** Your position at L&L should be your primary employment. All outside business activities should be secondary, and should be disclosed to L&L. In addition, you should maintain high ethical standards, act diligently, and avoid even the appearance of impropriety or conflict of interest.

**5. Employment Status**. Your position is an exempt position as defined under the Fair Labor Standards Act of 1938 and other applicable federal and/or laws. Your job performance will be evaluated based on merit, by your supervisor.

**6. Compensation/Benefits.**

**6.1 Compensation.** The Company shall pay you Fifteen Thousand Dollars ($15,000.00) per month to be split 80% cash, 20% stock: Twelve Thousand Dollars ($12,000.00) in US funds and Three Thousand Dollars ($3,000.00) in Rule-144 shares. Shares will be vested each quarter based on the first five day average trading price for the quarter. The shares will be issued once per year. The Company will pay applicable taxes including withholding on the shares issued.

**6.2 Moving Bonus.** If you complete your relocation to Washington State by January 15, 2009, the Company will provide the use of a BMW 5-Series .

**6.3 Reimbursement of Expenses**. For administrative purposes, it is understood that the Company shall directly pay all your reasonable and necessary out-of pocket expenses related to your position. You shall avoid paying out of pocket. However, under unique circumstances, you may request reimbursement of reasonable and necessary expenses paid or incurred by you in the performance of your duties. All reimbursements shall be timely made once you provide Company with original receipts for such expenses. Expenses over $1,000.00 in amount require advanced written approval from your supervisor to be reimbursable.

**6.4 Benefits.** See Personnel Manual.

**7. Termination.** Either party may terminate this Agreement by written notice at any time for any reason or for no reason.

**8. Insider Information and Nondisclosure Agreement.** You are an Insider of L&L, thus shall protect the Company's private and confidential non-disclosed information, as an insider under SEC and related authority. In this capacity you cannot release or disclose insider information to friends, relative and others and cannot use information you learned as the Acting CFO about the Company, to avoid making profit and avoid losses on LLFH stock.

You agree to sign Company's standard Nondisclosure Agreement as a condition of your position. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.

**9. Authorization to Work.** It is understood that because of federal regulations adopted in the Immigration Reform and Control Act of 1986, you are required to present documentation demonstrating that you have authorization to work in the United States.

mw

**10. Further Assurances.** Each party with good intent to uphold professional standards shall perform any and all further acts and execute and deliver any documents that are reasonably necessary to carry out the intent of this Agreement.

**11. Notices.** All notices or other communications required or permitted by this Agreement or by law shall be in writing and shall be deemed duly served and given when delivered personally or by facsimile, air courier, certified mail (return receipt requested), postage and fees prepaid, to the party at the address indicated in the signature block or at such other address as a party may request in writing.

**12. Governing Law.** This Agreement shall be governed and interpreted in accordance with the laws of the State of Washington.

**13. Entire Agreement.** This Agreement sets forth the entire Agreement between the parties pertaining to the subject matter hereof and supersedes all prior written agreements and all prior or contemporaneous oral Agreements and understandings, expressed or implied.

**14. Written Modification and Waiver.** No modification to this Agreement, nor any waiver of any rights, shall be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right or any subsequent breach or default.

**15. Severability.** If any of the provisions of this Agreement are determined to be invalid, illegal, or unenforceable, such provisions shall be modified to the minimum extent necessary to make such provisions enforceable, and the remaining provisions shall continue in full force and effect to the extent the economic benefits conferred upon the parties by this Agreement remain substantially unimpaired.

**16. Arbitration of Disputes.** Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. Both parties agree not to bring any litigation against each other in court.

We look forward to your arrival and what we hope will be the start of a mutually satisfying work relationship.

Sincerely,

Dickson V. Lee, CEO

**Acknowledged, Accepted, and Agreed**

Jung Mei "Rosemary" Wang
7516 Huckleberry Way SE
Snoqualmie WA 98065

11/17/2009
Dated